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                                                                    Exhibit 99.2

Text of Press Release


CONTACT INFORMATION:

TEAMSTAFF, INC.                           COFFIN, MOTTOLA COMMUNICATIONS
300 Atrium Drive                          19800 Mac Arthur Blvd. #970
Somerset, NJ  08873                       Irvine, CA  92612
(732) 748-1700                            (949) 851-1109
DONALD W. KAPPAUF, PRESIDENT & CEO        CHRISTI MOTTOLA
                                          MANAGING PARTNER
                                          cmottola@aol.com

           TEAMSTAFF REAFFIRMS PROFITABILITY IN FISCAL 2001 AND 2002;
            AND FURTHER ELABORATES ON 8-K REPORT FILED DECEMBER 20TH

Somerset, NJ - - December 23, 2002- TeamStaff, Inc. (NASDAQ: TSTF), one of the nation's top Business Outsourcers and Professional Employer Organizations
(PEOs), today announced anticipated results of the restatement of fiscal year 2001 and projected income for fiscal year 2002.

      TeamStaff previously announced that the restatement of its 2001 fiscal year, which ended September 30, 2001, was caused by the discovery of an error in accounting treatment for the Company's executive officer supplemental retirement
(SERP) benefit plan, which was implemented in fiscal year 2001. The charge will be a non-cash charge resulting in an anticipated decrease in net income for the period, from the $1,424,000 which was originally reported, to approximately $900,000 to$950,000. Notwithstanding increased accounting fees and related additional expenses that may be incurred in connection with the restatement and audit, the Company estimates that net income for fiscal year 2002 should range between $3,000,000 and $3,300,000.

      TeamStaff further elaborated on the comments and recommendations of PricewaterhouseCoopers LLP. After discovering the accounting error for fiscal year 2001, Pricewaterhouse conditioned the continuation of its engagement on the replacement of the Company's Chief Financial Officer. Upon receiving this advice, the
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Board relieved Donald T. Kelly of his duties as Chief Financial Officer and is actively recruiting his replacement.

      As disclosed in the Company's Form 8-K filed with the Securities and Exchange Commission on Friday, December 20,2002, during the period of Pricewaterhouse engagement, which commenced April 2002, there were no disagreements with Pricewaterhouse on any matter of accounting principle or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Pricewaterhouse's satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company's consolidated financial statements. However, Pricewaterhouse also expressed its opinion that there are material weaknesses in the Company's system of internal controls including the adequacy, competency and reliability of operational and financial information, information systems and finance personnel.

      Donald W. Kappauf, the Company's President and Chief Executive Officer commented, "Historically, a significant portion of our business plan has included strategic acquisitions, particularly in the PEO business. With these acquisitions, the Company inherited three separate PEO software operating systems. As we announced on November 13, 2002 we have been working to combine these systems into one web-enabled platform We have two of our five processing offices converted to the new system and we anticipate bringing on the next office at the beginning of the new year. The upgrade and data conversion is expected to be fully completed on schedule by the end of the second calendar quarter of 2003. Additionally, the Company is aggressively reevaluating its operational and accounting systems and personnel and will implement any improvements where appropriate.

      Although Pricewaterhouse agreed to continue the audit of the Company's fiscal year 2002 consolidated financial statements, it declined the engagement to reaudit the Company's 2001 fiscal year consolidated financial statements, which were originally audited by Arthur Andersen LLP. In light of the need to engage a new auditor for fiscal 2001, the Audit Committee concluded that the interests of the Company were best served by engaging one accountant to complete both the audits for 2001 and 2002 and accordingly dismissed Pricewaterhouse and engaged Lazar Levine & Felix LLP. Mr.
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Kappauf stated, "Lazar Levine has a strong reputation for quality and accounting sophistication. With just four top-tier accounting firms remaining, we believe that more small to mid-sized companies like TeamStaff will engage regional accounting firms to fulfill their auditing responsibilities. The quality of services remains high and the cost savings to the Company and shareholders is significant."

ABOUT LAZAR LEVINE & FELIX LLP

Lazar Levine & Felix LLP is a certified public accounting firm comprised of over 50 professionals and 6 partners with over 33 years of experience serving the business and legal communities of the New York metropolitan area. As shown in the July 2001 issue of Bowman's Accounting Report, Lazar Levine & Felix LLP is ranked as the 17th largest auditor of publicly held companies in the United States. The firm has audited and been involved in public registrations since 1970.

ABOUT TEAMSTAFF

Headquartered in Somerset, NJ, TeamStaff serves over 3,700 clients and over 50,000 employees throughout the United States as a full service provider of employer outsourcing and staffing solutions. Through its Professional Employer Organization, TeamStaff provides small and medium-sized businesses throughout the nation with a better way to employ their people by delivering off-site, full-service human resource outsourcing solutions.

TeamStaff's comprehensive employer services include employment administration, benefits management, government compliance, recruiting and selection, employer liability management, training and development and performance management tools. TeamStaff's PEO ranks as one of the top 10 PEOs in the nation.

In addition to its Professional Employer Organization, TeamStaff operates two other employer-outsourcing services. Through TeamStaff Rx, TeamStaff provides temporary and permanent medical staffing services throughout the country and is the largest provider of medical imaging personnel in its field.
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TeamStaff also operates DSI, its niche payroll service bureau offering payroll services and payroll tax processing to over 750 clients and 33,000 employees, mostly in the construction industries in New York and New Jersey.


The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among those factors that could cause actual results to differ materially are: (i) regulatory and tax developments; (ii) changes in direct costs and operating expenses; (iii) the estimated costs and effectiveness of capital projects and investments in technology infrastructure; (iv) ability to effectively implement its e-business strategy; (v) the effectiveness of sales and marketing efforts, including the company's marketing arrangements with other companies: and (vi) changes in the competitive environment in the PEO industry. These factors are described in further detail in TeamStaff's filings with the Securities and Exchange Commission.